Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
Southern Community Financial Corporation and Subsidiary
Winston-Salem, North Carolina

We consent to the use of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Southern Community Financial Corporation and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Southern Community Financial Corporation incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/  Dixon Hughes PLLC

Raleigh, North Carolina
December 2, 2008